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              CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

                                   RELATING TO

             SERIES C CUMULATIVE CONVERTIBLE JUNIOR PREFERRED STOCK

         Boots & Coots International Well Control, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said Corporation effective the 30th day of May, 2000, adopted the following resolution:

         RESOLVED, that out of the Corporation's 5,000,000 authorized shares of preferred stock, par value $0.00001 per share ("Preferred Stock"), there shall be a series of Preferred Stock designated and known as "Series C Cumulative Convertible Junior Preferred Stock" consisting of 50,000 shares ("Series C Stock") with an aggregate face value of $5,000,000 ($100 per share); which shall have the following relative rights, preferences, voting powers, qualifications and privileges:

         1. Voting.

         1A. General Voting Rights. Except as may be otherwise provided in subparagraph 1B, the terms of the Series C Stock or by law, the Series C Stock shall be entitled to notice of all stockholders' meetings in accordance with the Corporation's By-laws, and the holders of the Series C Stock Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, excluding the election of directors as to which such shares shall not be entitled to any vote, together with the holders of the common stock, $0.00001 par value per share, of the Corporation ("Common Stock"), voting together as a single class with each share of Common Stock. Each share of Series C Stock shall be entitled to one vote for each share of Common Stock into which the Series C Stock is convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote. The record date or, if no record date is specified, the date of such vote, shall be the date used for the determination of the number of shares of Common Stock into which the Series C Stock is convertible for the purposes of such vote, such determination to be otherwise made in accordance with subparagraph 4B hereof.

         1B. Separate Voting Rights. In addition to the general voting rights set forth in subparagraph 1A, but subject to the qualifications hereinafter set forth, the holders of the Series C Stock shall have the right to vote, separately as a single class, at a meeting of the holders of the Series C Stock or by such holders' written consent or at any annual or special meeting of the stockholders of the Corporation on any of the following matters: (i) the creation, authorization, or issuance of any class or series of shares ranking on an parity with or senior to the Series C Stock with respect to dividends or upon the liquidation, dissolution, or winding up of the Corporation, and (ii) any agreement or other corporate action which would adversely affect the powers, rights, or preferences of the holders of the Series C Stock. A majority of the shares of Series C Stock, represented in person or by proxy, shall constitute a quorum at any meeting of the holders of the Series C Stock. Action may be taken at any meeting of the Series C Stock holders at which a quorum is present by the holders of a majority of the shares of Series C Stock


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represented at such meeting in person or by proxy. The holders of Series C Stock may take action, in lieu of a meeting, by a written consent signed by the holders of such number of shares of Series C Stock as is required to approve such action at any meeting of the holders of Series C Stock.

         2. Dividends.

         2A. Cumulative Dividends. The holders of record of the Series C Stock shall be entitled to receive cumulative dividends at a rate of ten percent (10%) per annum on the face value ($100 per share) denominated thereon (subject to adjustment for stock splits, stock dividends, reorganization, reclassification or similar events) (the "Adjusted Face Value"). At the discretion of the Corporation, any and all dividends, when paid, shall be payable in additional shares of Series C Stock in lieu of cash. On and after the first Dividend Payment Date which is eighteen months after the date of issuance of the Series C Stock, any holder of the Series C Stock may elect to have dividends paid in cash. The Series C Stock shall bear a new dividend rate of fifteen percent (15%) per annum on the Adjusted Face Value if the Series C Stock is not convertible into Common Stock within six months after the issuance of the Series C Stock because the Corporation does not at such future date have available sufficient shares of Common Stock necessary to fulfill the conversion requests of the holders of Series C Stock.

         2B. Payment. Dividends on shares of Series C Stock that have not been redeemed or converted shall be payable quarterly in arrears, when and as declared by the Board, commencing on September 30, 2000, and continuing on each December 31, March 31, June 30 and September 30, or the next business day if such date falls on a Saturday, Sunday, or legal holiday (each such date being hereinafter referred to as a "Dividend Payment Date"), of each year to holders of record as they appear on the records of the Corporation on any record date not exceeding sixty (60) days preceding such Dividend Payment Date. Dividends in arrears may be declared by the Board and paid at any time out of funds legally available therefor, without reference to any regular Dividend Payment Date, to holders of record on any record date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board.

         2C. Default in Payment. Dividends on the Series C Stock shall commence to accrue and shall be cumulative from and after the date of initial issuance thereof, whether or not declared by the Board. To the extent that dividends remain unpaid after the applicable Dividend Payment Date, they shall accrue interest at a rate of six and one quarter percent (6.25%) per annum until paid and shall be a continuing obligation of the Corporation. Cash dividends paid on the shares of Series C Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         2D. Dividends on Common or Junior Stock. No dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other Junior Stock (as defined below)) shall be declared or paid or set aside for payment on the Common Stock or on any other Junior Stock, nor shall any Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or other Junior Stock) unless, in each


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case, full cumulative dividends on all outstanding shares of the Series C Stock shall have been declared and paid through and including the most recent Dividend Payment Date.

         2E. Dividends on Senior Stock. The Corporation shall be entitled to declare and distribute, at any time, a dividend (including, but not limited to, a dividend or distribution paid in Common Stock or in any other Junior Stock, Parity Stock, or Senior Stock, as the terms are defined below) on any Senior Stock of the Corporation, and the Corporation shall be entitled to redeem, acquire, or purchase, at any time, the Corporation's Senior Stock.

         "Junior Stock" shall mean the Common Stock, the Series B Convertible Preferred Stock, and all other equity securities of the Corporation over which the Series C Stock has preference or priority in the payment of dividends, in the distribution of assets, upon redemption and upon dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

         "Parity Stock" shall mean the 10% Junior Redeemable Convertible Preferred Stock of the Corporation and any other stock or class of stock, the holders of which shall be entitled to the receipt of dividends or of amounts distributable upon redemption or upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices or values, without preference or priority, one over the other, as between the holders of such stock or class of stock and the holders of shares of the Series C Stock.

         "Senior Stock" shall mean the Series A Cumulative Senior Preferred Stock of the Corporation and any other stock or class of stock the holders of which shall be entitled to the receipt of dividends or of amounts distributable upon redemption or upon dissolution, liquidation or winding up of the Corporation, voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series C Stock.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made with respect to any Junior Stock, holders of each share of Series C Stock shall be entitled to be paid an amount equal to the face value denominated thereon (subject to adjustment for stock splits, stock dividends, reorganizations, reclassification or other similar events) (the "Adjusted Face Value") plus, in the case of each share, an amount equal to all dividends accrued or declared but unpaid thereon, computed to the date payment thereof is made available, and the holders of Series C Stock shall not be entitled to any further payment, such amount payable with respect to Series C Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Stock, and any and all Parity Stock, after distribution on any Senior Stock, shall be insufficient to permit payment to the holders of Series C Stock of the amount distributable to such parties, then the entire assets of the Corporation available to be so distributed, if any, shall be distributed among the holders of the Series C Stock and the holders of any and all Parity Stock pro rata so that the amount of assets distributed with respect to the Series C Stock and the Parity Stock shall bear to each other the same ratio that liquidation payments due per share of Series C Stock and Parity Stock bear to each other. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series C Stock and any Parity Stock shall have been paid in full the entire Liquidation Payments to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Junior Stock.


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Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said
Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by reputable overnight courier service, not less than 20 days prior to the payment date stated therein, to the holders of record of Series C Stock entitled to such Liquidation Payments, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding of the Corporation within the meaning of the provisions of this paragraph 3 ("Deemed Liquidation").

         4. Conversion.

         4A. Optional Conversion. Immediately following the date upon which the Corporation has had a shareholders meeting at which the number of authorized shares of Common Stock of the Corporation has been increased (and a certificate of amendment to such effect has been filed with the Delaware Secretary of State), the shares of Series C Stock and all accrued but unpaid dividends owing thereon through the date of conversion shall be convertible, at the option of the holder, into shares of Common Stock. In the event of a conversion, the number of shares of Common Stock to be issued on account of each share of Series C Stock shall be determined by dividing (i) the Adjusted Face Value plus the amount of any accrued but unpaid dividends thereon by (ii) $0.75 (the "Per Share Conversion Price"). The Per Share Conversion Price shall be adjusted similarly to the face value for stock splits, stock dividends, reorganization, reclassification or similar events in a manner that maintains ratio of the Adjusted Face Value to the Per Share Conversion Price as of the date of issuance of the Series C Stock.

         4B. Mechanics of Conversion. To effect a conversion of shares of Series C Stock, the holder of the shares of Series C Stock shall give written notice to the Corporation of its intention to convert such shares and the date upon which such conversion is to occur. Such notice shall also state the date, place and time at which the holder of the shares of Series C Stock to be converted is to tender the shares of Series C Stock being converted into the shares of Common Stock to be delivered at such time by the Corporation. On the date set forth in such notice, the shares of Series C Stock to be converted shall no longer be outstanding and shall thereafter represent only the right to receive the shares of Common Stock issuable upon the conversion thereof. The shares of Common Stock issued upon such conversion shall bear a restrictive legend substantially as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS AND THE DELIVERY TO THE COMPANY OF A


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         WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT
         SUCH REGISTRATION IS NOT REQUIRED.

         4C. Fractional Shares, Dividends. No fractional shares shall be issued upon conversion of Series C Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 4C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the Series C Stock being converted an amount in cash equal to the Fair Market Value applicable to such fraction of a share. No holder of Series C Stock, upon conversion, shall be entitled to receive any payments or adjustments to the number of shares of Common Stock to be received upon conversion for any dividends declared on the Common Stock prior to the date of such conversion effected under this paragraph 4.

         For the purposes hereof, the "Fair Market Value" of a share of Common Stock shall be the last reported sale price of a share of Common Stock on any national securities exchange or, if not listed on any such exchange, the average of the bid and asked prices of such share as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or the Over-the-Counter Bulletin Board ("OTC BB") or a comparable agency; or, if no such reports are rendered by the NASDAQ, OTC BB or a comparable agency, the fair market value per share as determined in good faith by the Board of Directors of the Corporation.

         4D. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series C Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion.

         4E. Other Notices. In case at any time:

         (i) the Corporation shall declare any dividend upon any Junior Stock or Parity Stock payable in cash or stock or make any other distribution to the holders of any Junior Stock or Parity Stock;

         (ii) the Corporation shall offer for subscription pro rata to the holders of any Junior Stock or Parity Stock any additional shares of stock of any class or other rights;

         (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or


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entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

         (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, addressed to each holder of shares of Series C Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

         4F. No Reservation of Shares of Common Stock. The holders of Series C Stock specifically acknowledge that no reservation of shares of Common Stock shall be made prior to the time that the Corporation has a shareholders meeting at which the authorized shares of Common Stock are increased (and a certificate of amendment to such effect has been filed with the Delaware Secretary of State) and that they have no claim or right to any such shares prior to such time.

         4G. No Reissuance of Series C Stock. Shares of Series C Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

         4H. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series C Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Stock which is being converted.

         4I. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Stock in any manner which interferes with the timely conversion of such Series C Stock, except as may otherwise be required to comply with applicable securities laws.

         4J. Conversion Period. Shares of Series C Stock may be converted at any time up to the close of business on that date, if any, fixed for the redemption of such shares following the


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election of the holder to convert such shares in accordance with the requirements and pursuant to the terms hereof

         4K. Definition of Common Stock. As used herein, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.00001 per share, as constituted on the date of filing of these terms of the Series C Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series C Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 4D hereof

         5. Redemption.

         5A. Optional Redemption. The Corporation may, at its option, at any time commencing two (2) years after the initial date of issuance of the Series C Stock, redeem all or any portion of the outstanding shares of Series C Stock.

         5B. Redemption Price and Payment. The Series C Stock to be redeemed on the Redemption Date (as defined in paragraph 5C hereof) shall be redeemed by paying for each share an amount equal to the Adjusted Face Value, plus an amount equal to all dividends accrued or declared but unpaid thereon (the "Redemption Price"), computed to the Redemption Date. Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

         5C. Redemption Mechanics. The Corporation must give the holder(s) of the Series C Stock at least thirty (30) days prior written notice (the "Redemption Notice") of such redemption. The Redemption Notice will be sent to the holder(s) of Series C Stock at the address indicated of record on the Corporation's stockholders' list and will indicate (a) the number of shares of Series C Stock held by such holder or holders, (b) the number of shares being redeemed by the Corporation, and (c) the date on which such redemption shall take place (such date being referred to herein as the "Redemption Date"), which date shall not be fewer than thirty (30) days from the date the applicable Redemption Notice is delivered from the Corporation by delivery in person, certified or registered mail, return receipt requested, postage prepaid or by reputable overnight courier service, charges prepaid to the holder. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series C Stock being redeemed (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         5D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series C Stock redeemed pursuant to this paragraph 5 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series C Stock.


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         5E. Priority of Redemption. Except for currently outstanding shares of the Company's 10% Junior Redeemable Convertible Preferred Stock (the "Redeemable Stock"), which the Corporation shall be permitted to redeem in accordance with the terms thereof prior to the Series C Stock, the Series C Stock shall have priority over shares of all Junior Stock, including but not limited to Common Stock, with respect to the rights of redemption set forth in this paragraph 5. In the event the Corporation has insufficient funds to redeem all of the Series C Stock at the then applicable Redemption Price, the Corporation shall not be permitted to redeem shares of Junior Stock until such time as the Corporation has redeemed all of the issued and outstanding Series C Stock.

         5F. Surrender of Certificates. Each holder of shares of Series C Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the principal offices of the Corporation or such other place as the Corporation may designate in writing on the Redemption Date and upon the payment of the full Redemption Price for such shares as set forth in this Paragraph 5 to the order of the person whose name appears on such certificate(s), each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series C Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series C Stock which were not redeemed.

         6. Restrictions and Limitations. For so long as any shares of Series C Stock remain outstanding, and subject to the right of holders of Series C Stock to vote on certain matters separately as a class pursuant to paragraph 1B hereof, the Corporation shall not, without the approval of the holders of at least a majority of the then outstanding shares of Series C Stock:

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside a sinking fund for such purpose) any shares of Junior Stock, including without limitation, shares of Common Stock, but excluding shares of the Corporation's Redeemable Stock;

                  (ii) amend, repeal or change any provision of, or add any provision to, this Designation of Preferences;

                  (iii) amend, repeal or change any provision of the Corporation's Restated and Amended Certificate of Incorporation or By-laws if such action would materially adversely impact the Series C Stock or the designation, powers, preferences and rights and the qualifications, limitations and/or restrictions thereof provided for herein;

                  (iv) permit any significant subsidiary to issue capital stock to any person other than the Corporation or a wholly owned subsidiary (other than as nominee for the Corporation or a wholly-owned subsidiary of the Corporation to comply with applicable law);

                  (v) authorize, designate, issue, and sell shares of preferred stock with powers, rights, and preferences prior or senior to or on a parity with any powers, rights, and preferences of the Series C Stock; or


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                  (vi) issue any Common Stock or warrants or options to purchase
Common Stock to employees, officers or directors exceeding in the aggregate five percent (5%) of the aggregate amount of Common Stock and warrants and options to purchase Common Stock outstanding on the date hereof, excluding any such issuances pursuant to the Corporation's current plans providing for the issuance of Common Stock or warrants or options to purchase Common Stock to employees, officers and directors and such subsequently adopted plans as may be approved by the holders of the Series C Stock.

         7. Additional Rights, Demand and Piggyback Registration Rights. The Series C Stock is also entitled to the rights and benefits, including without limitation certain demand and piggyback registration rights, set forth in the Preferred Stock Purchase Agreement entered into by and between the Corporation and each holder of the Series C Stock.

         SECOND: That the aforesaid resolution was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this Designation of Preferences to be signed by Larry H. Ramming, its Chief Executive Officer, and attested by Thomas L. Easley, its Secretary, this the 30' day of May 2000, and by execution hereof does declare and certify that this is the act and deed of the Corporation and the facts herein stated are true.



                                       -----------------------------------------
                                       Larry H. Ramming, Chief Executive Officer



                                       -----------------------------------------
                                       Brian Krause, Assistant Secretary


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